 Exhibit 99.1

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., November 1, 2021 (BUSINESS WIRE) -- The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.12 per share on its Class A common stock and Class B common stock, payable on December 15, 2021, to stockholders of record at the close of business on November 24, 2021.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact

Damian Finio
Chief Financial Officer, Phibro Animal Health Corporation
+1 201-329-7300
investor.relations@pahc.com